UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 30, 2007 (March 26, 2007)

NEWSEARCH, INC.
(Name of registrant as specified in its charter)

Colorado	0-30303	84-1255846
(State or other jurisdiction	Commission File Number	IRS Employer
of incorporation)		Identification No.

2005 10th Street Suite “A”, Boulder, Colorado 80302
(Address of principal executive offices)       (Zip Code)

Registrant’s telephone number, including area code: (303) 444-4957

4150 Sainte-Catherine Street W., Suite 525, Montreal, Quebec H2Z 2Y5
(Former Name and address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective March 26, 2007, John Grob resigned from his position as the Company’s President and Chief Executive Officer. Mr. Grob will remain as a Director of the Company.

On March 26, 2007, Mr. Michael Kron, age 44, was appointed as Director of the Company. Since 2001, Mr. Kron has been Chairman of the Board of Directors of AG Media Group Inc. (Pink Sheets: AMGJ), which he founded. During his tenure, Mr. Kron helped take AG Media Group Inc., a Christian entertainment company, public and led its acquisition of Gospelcity.com. Between 1996 and 2002, Mr. Kron was the Chief Operating Officer of Miazzi Ventures Inc., a private equity investment company he co-founded. While with Miazzi Ventures Inc., Mr. Kron acted as Chief Financial Officer for nine startup companies, focusing on corporate infrastructure planning and development, equity and debt capital raising, investment structuring and business development. From 1984 to 1992, Mr. Krom was with Ernst & Young LLP as an Audit Manager. In addition, he served as a director of Grand Toys International from 2000 through 2005 (GRIN: Nasdaq). Mr. Kron has a Bachelor of Commerce from Concordia University and a Graduate Diploma in Public Accountancy from McGill University, both in Montreal, Quebec, and has been a member of the Canadian Institute of Chartered Accountants since 1987.

On March 26, 2007, Mr. Travis K. Robinson, age 36, was appointed as President and Director of the Company. Mr. Robinson has been a consultant and independent contractor in the renewable energy industry for the past seven years. He played a key role in the delivery and start-up of a 6.6 megawatt gasification energy island for a waste-to-energy plant in Cologna Veneta, Italy. Previously, he served as Director of U.S. Operations and as Director of Sales for two German companies providing industrial and automotive safety equipment. Mr. Robinson has a B.S. in International Business and Marketing from the University of Colorado, Boulder.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSEARCH, INC.

Signature: /s/ Kenneth Adessky Name: Kenneth Adessky Title: Chief Financial Officer and Secretary

Dated: March 30, 2007